Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2022 Results

HOLLAND, Mich. (October 27, 2022) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the third quarter 2022.

•	Net income of $10.0 million in third quarter 2022 – up 53% versus $6.6 million in second quarter 2022 and up 39% versus $7.2 million in third quarter 2021
•	Net interest income of $19.8 million in third quarter 2022 versus $14.8 million in second quarter 2022 and $14.3 million in third quarter 2021
•	Net interest margin increased 67 basis points to 2.86% in third quarter 2022 versus second quarter 2022
•	Strong credit metrics and net loan recoveries resulted in no provision for loan losses for third quarter 2022
•	Continued loan portfolio growth – nearly 11% annualized growth rate, excluding PPP loans, for the third quarter 2022
•	Grew investment securities portfolio by $14.9 million in third quarter 2022 to supplement loan growth and continue strategic deployment of excess liquidity
•	Deposit portfolio balances remained near all-time highs achieved during pandemic surge

The Company reported net income of $10.0 million, or $0.29 per diluted share, in third quarter 2022 compared to $7.2 million, or $0.21 per diluted share, in third quarter 2021.    For the first nine months of 2022, the Company reported net income of $22.6 million, or $0.66 per diluted share, compared to $22.8 million, or $0.67 per diluted share, for the same period in 2021.

"We are pleased to report strong profitability for the third quarter of the year,” said Ronald L. Haan, President and CEO of the Company.  “Our strategy of maintaining an asset-sensitive balance sheet is paying off in this rising rate environment.  Net interest income for the third quarter 2022 was $4.9 million higher than the second quarter 2022 and $5.5 million higher than in the third quarter 2021 reflecting benefits from federal funds rate increases and growth in our loan and investment securities portfolios.  Net interest income in the 2021 periods included high levels of fee income from PPP loans, which were mostly forgiven by the end of 2021.  We remain encouraged by our commercial loan origination activity and pipeline of new loan opportunities while maintaining strong credit quality. Deposit levels also remain strong, growing during the third quarter 2022 by $61.6 million.  Total deposit balances at the end of the quarter were consistent with the level of balances a year ago at the same time, showing no signs of significant runoff of the surge in deposits we experienced during the pandemic.  These deposit levels continue to provide opportunities to grow loan and investment portfolio balances to further enhance earnings.”

Macatawa Bank Corporation 3Q Results / page 2 of 7

Mr. Haan concluded:  "Consistent loan demand and rising interest rates should continue to provide a catalyst for strong revenue growth as we close out 2022.  We believe that our balance sheet is very well-positioned to deliver further improvement in operating performance into 2023.  High inflation and higher interest rates may result in additional pressure on the economy.  The months ahead will undoubtedly present new challenges, and we remain committed to keeping a diligent eye on an ever-changing operating environment.”

Operating Results
Net interest income for the third quarter 2022 totaled $19.8 million, an increase of $4.9 million from second quarter 2022 and an increase of $5.5 million from the third quarter 2021.  Net interest margin for third quarter 2022 was 2.86 percent, up 67 basis points from the second quarter 2022 and up 82 basis points from the third quarter 2021.  Net interest income for the third quarter 2022 reflected just $94,000 in interest and fees from loans originated under the PPP, compared to $199,000 in second quarter 2022 and $3.1 million in third quarter 2021.  There was just one PPP loan remaining at September 30, 2022.  Net interest income benefited in the third quarter 2022 versus the second quarter 2022 and third quarter 2021 from the significant increases in the federal funds rate beginning in March 2022 and through September 2022 totaling 300 basis points and the related increases in rate indices impacting the Company’s variable rate loan portfolios.  Interest on federal funds increased by $2.9 million compared to second quarter 2022 and by $4.2 million compared to third quarter 2021.  Net interest income also benefited from growth in the investment securities portfolio to further deploy excess liquid funds held by the Company.  Interest on investments increased by $671,000 over second quarter 2022 and by $2.4 million over third quarter 2021.

Non-interest income was negatively impacted by the rising interest rate environment as secondary mortgage market volume and trust fee income decreased.  Non-interest income decreased $242,000 in third quarter 2022 compared to second quarter 2022 and decreased $753,000 from third quarter 2021.  Gains on sales of mortgage loans in third quarter 2022 were down $33,000 compared to second quarter 2022 and were down $685,000 from third quarter 2021.  The Company originated $6.5 million in mortgage loans for sale in third quarter 2022 compared to $8.4 million in second quarter 2022 and $21.3 million in third quarter 2021. Trust fees were down $127,000 in third quarter 2022 compared to second quarter 2022 and were down $110,000 compared to third quarter 2021, due largely to stock market conditions.  Income from debit and credit cards was down $38,000 in third quarter 2022 compared to second quarter 2022 and was up $48,000 compared to third quarter 2021.  Deposit service charge income, including treasury management fees, was up $45,000 in third quarter 2022 compared to second quarter 2022 and was up $80,000 from third quarter 2021.

Macatawa Bank Corporation 3Q Results / page 3 of 7

Non-interest expense was $12.1 million for third quarter 2022, compared to $11.9 million for second quarter 2022 and $11.6 million for third quarter 2021.  The largest component of non-interest expense was salaries and benefits expenses.  Salaries and benefits expenses were up $237,000 compared to second quarter 2022 and were up $362,000 compared to third quarter 2021.  The increase compared to second quarter 2022 was primarily due to a higher level of salaries and other compensation, bonus expense and medical insurance costs, while the increase from third quarter 2021 was due largely to a higher level of salary and other compensation resulting from merit adjustments to base pay effective April 1, 2022, a higher level of 401k matching contributions and a higher level of medical insurance costs, partially offset by lower mortgage sales commissions.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q3 2022 to Q2 2022	Q3 2022 to Q3 2021

Salaries and other compensation	$106	$171
Salary deferral from commercial loans	8	(7)
Bonus accrual	124	55
Mortgage production – variable comp	(50)	(96)
401k matching contributions	(1)	89
Medical insurance costs	50	150
Total change in salaries and benefits	$237	$362

Occupancy expenses were down $83,000 in third quarter 2022 compared to second quarter 2022 and were down $4,000 compared to third quarter 2021.  Data processing expenses were up $60,000 in third quarter 2022 compared to second quarter 2022 and were up $144,000 compared to third quarter 2021 due to higher usage of electronic banking services and debit cards by our customers.  Other categories of non-interest expense were relatively flat compared to second quarter 2022 and third quarter 2021 due to a continued focus on expense management.

Federal income tax expense was $2.5 million for third quarter 2022, $1.5 million for second quarter 2022, and $1.7 million for third quarter 2021.  The effective tax rate was 19.9 percent for third quarter 2022, compared to 18.5 percent for second quarter 2022 and 19.4 percent for third quarter 2021.  The increase in the effective tax rate was due to higher levels of taxable income from both growth in taxable securities held in our investment portfolio and growth in taxable income from rising interest rates while our tax-exempt income has remained relatively flat.

Macatawa Bank Corporation 3Q Results / page 4 of 7

Asset Quality
No provision for loan losses was recorded in third quarter 2022 or in second quarter 2022 while a provision benefit of $550,000 was recorded in third quarter 2021.  Net loan recoveries for third quarter 2022 were $190,000, compared to second quarter 2022 net loan recoveries of $15,000 and third quarter 2021 net loan recoveries of $276,000.  At September 30, 2022, the Company had experienced net loan recoveries in twenty-nine of the past thirty-one quarters.  Total loans past due on payments by 30 days or more amounted to $84,000 at September 30, 2022, versus $197,000 at June 30, 2022 and $437,000 at September 30, 2021.  Delinquencies at September 30, 2022 were comprised of just one individual loan.  Delinquency as a percentage of total loans was just 0.01 percent at September 30, 2022, well below the Company’s peer level.

The allowance for loan losses of $14.8 million was 1.30 percent of total loans at September 30, 2022, compared to $14.6 million or 1.32 percent of total loans at June 30, 2022, and $16.5 million or 1.45 percent at September 30, 2021.  The ratio excluding PPP loans was 1.30 percent at September 30, 2022, 1.32 percent at June 30, 2022 and 1.56 percent at September 30, 2021.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 174-to-1 as of September 30, 2022.

At September 30, 2022, the Company's nonperforming loans were $85,000, representing 0.01 percent of total loans.  This compares to $90,000 (0.01 percent of total loans) at September 30, 2022 and $420,000 (0.04 percent of total loans) at September 30, 2021.  Other real estate owned and repossessed assets were $2.3 million at September 30, 2022, June 30, 2022 and September 30, 2021. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.4 million, or 0.09 percent of total assets, at September 30, 2022.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $335,000 from September 30, 2021 to September 30, 2022.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2022		June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021

Commercial Real Estate	$	---	$5	$5	$5	$332
Commercial and Industrial		---	1	1	1	---
Total Commercial Loans		---	6	6	6	332
Residential Mortgage Loans		85	84	84	86	88
Consumer Loans		---	---	---	---	---
Total Non-Performing Loans		$85	$90	$90	$92	$420

Macatawa Bank Corporation 3Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2022	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021

Non-Performing Loans	$85	$90	$90	$92	$420
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,343	2,343	2,343	2,343
Total Non-Performing Assets	$2,428	$2,433	$2,433	$2,435	$2,763

Balance Sheet, Liquidity and Capital

Total assets were $2.84 billion at September 30, 2022, an increase of $53.8 million from $2.78 billion at June 30, 2022 and a decrease of $66.5 million from $2.90 billion at September 30, 2021.  Assets were elevated at each period-end due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.

The Company continued to increase its investment portfolio to deploy some of its excess liquidity.  The Company’s investment portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $803.2 million at September 30, 2022, an increase of $14.9 million from $788.3 million at June 30, 2022 and an increase of $424.2 million from $379.0 million at September 30, 2021.

Total loans were $1.14 billion at September 30, 2022, an increase of $26.7 million from $1.11 billion at June 30, 2022 and an increase of $2.0 million from $1.14 billion at September 30, 2021.

Commercial loans decreased by $12.3 million from September 30, 2021 to September 30, 2022, offset by an increase of $11.0 million in the residential mortgage portfolio, and an increase of $3.3 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $5.0 million and commercial and industrial loans decreased by $7.3 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $77.5 million due to forgiveness by the SBA.  Excluding PPP loans, total commercial loans increased by $70.2 million.  The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to borrow more for expansion of their businesses.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2022	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021

Construction and Development	$111,624	$107,325	$104,945	$103,755	$104,636
Other Commercial Real Estate	410,600	411,778	417,368	412,346	422,574
Commercial Loans Secured by Real Estate	522,224	519,103	522,313	516,101	527,210
Commercial and Industrial	427,034	407,788	402,854	378,318	356,812
Paycheck Protection Program	32	2,791	7,393	41,939	77,571
Total Commercial Loans	$949,290	$929,682	$932,560	$936,358	$961,593

Macatawa Bank Corporation 3Q Results / page 6 of 7

Bank owned life insurance was $53.2 million at September 30, 2022, up $230,000 from $53.0 million at June 30, 2022 and up $412,000 from $52.8 million at September 30, 2021 due to earnings on the underlying investments.

Total deposits were $2.56 billion at September 30, 2022, up $61.6 million, or 2.5 percent, from $2.49 billion at June 30, 2022 and up $3.0 million, or 0.1 percent, from $2.55 billion at September 30, 2021.  Demand deposits were up $43.9 million at the end of third quarter 2022 compared to the end of second quarter 2022 and were down $53.2 million compared to the end of third quarter 2021.  Money market deposits and savings deposits were up $23.3 million from the end of second quarter 2022 and were up $73.1 million from the end of third quarter 2021.  Certificates of deposit were down $5.6 million at September 30, 2022 compared to June 30, 2022 and were down $16.8 million compared to September 30, 2021 as customers reacted to changes in market interest rates.  As deposit rates dropped during the pandemic, the Company experienced some shifting between deposit types.  As rates have now begun to increase, the Company has begun to see a shift to interest earning deposit types.  Overall deposit customers are continuing to hold higher levels of liquid deposit balances due to uncertainty related to economic conditions.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Other borrowed funds of $30.0 million at September 30, 2022 were unchanged compared to June 30, 2022 and were down $55.0 million compared to $85.0 million at September 30, 2021.  The decrease compared to the third quarter 2021 was largely due to the FHLB exercising its put options on a $25.0 million advance carrying a rate of 0.01% and a $10.0 million advance carrying a rate of 0.45%.  In addition, during the second quarter 2022, the Company prepaid $20.0 million in FHLB advances, with interest rates ranging from 2.91% to 3.05%.  Prepayment fees totaled $87,000 and were included in interest expense in the second quarter 2022.  Paying these advances off early will save the Company over $650,000 in annual interest expense, net of the prepayment fees incurred.

The Company's total risk-based regulatory capital ratio at September 30, 2022 was consistent with the ratio at June 30, 2022 and September 30, 2021.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at September 30, 2022.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for twelve years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 3Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin and future economic conditions.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:
Jon W. Swets
Chief Financial Officer
616-494-7645
jswets@macatawabank.com

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended September 30
	3rd Qtr 2022	2nd Qtr 2022	3rd Qtr 2021
EARNINGS SUMMARY				2022	2021
Total interest income	$20,875	$15,435	$14,842	$49,452	$45,300
Total interest expense	1,104	592	546	2,173	2,057
Net interest income	19,771	14,843	14,296	47,279	43,243
Provision for loan losses	-	-	(550)	(1,500)	(1,300)
Net interest income after provision for loan losses	19,771	14,843	14,846	48,779	44,543

NON-INTEREST INCOME
Deposit service charges	1,263	1,218	1,183	3,693	3,240
Net gains on mortgage loans	166	199	851	673	4,177
Trust fees	969	1,096	1,079	3,153	3,217
Other	2,491	2,618	2,529	7,466	7,715
Total non-interest income	4,889	5,131	5,642	14,985	18,349

NON-INTEREST EXPENSE
Salaries and benefits	6,639	6,402	6,278	19,331	19,192
Occupancy	989	1,071	992	3,232	3,023
Furniture and equipment	1,014	988	1,014	3,017	2,929
FDIC assessment	201	197	204	578	532
Other	3,284	3,255	3,062	9,620	9,077
Total non-interest expense	12,127	11,913	11,550	35,778	34,753
Income before income tax	12,533	8,061	8,938	27,986	28,139
Income tax expense	2,488	1,493	1,736	5,372	5,341
Net income	$10,045	$6,568	$7,202	$22,614	$22,798

Basic earnings per common share	$0.29	$0.19	$0.21	$0.66	$0.67
Diluted earnings per common share	$0.29	$0.19	$0.21	$0.66	$0.67
Return on average assets	1.40%	0.92%	0.98%	1.05%	1.08%
Return on average equity	16.41%	10.80%	11.52%	12.23%	12.40%
Net interest margin (fully taxable equivalent)	2.86%	2.19%	2.04%	2.30%	2.18%
Efficiency ratio	49.18%	59.64%	57.93%	57.46%	56.42%

BALANCE SHEET DATA			September 30	June 30	September 30
Assets			2022	2022	2021
Cash and due from banks			$33,205	$38,376	$30,413
Federal funds sold and other short-term investments			733,347	721,826	1,239,525
Debt securities available for sale			453,728	435,628	241,475
Debt securities held to maturity			349,481	352,721	137,569
Federal Home Loan Bank Stock			10,211	10,211	11,558
Loans held for sale			234	1,163	2,635
Total loans			1,138,645	1,111,915	1,136,613
Less allowance for loan loss			14,821	14,631	16,532
Net loans			1,123,824	1,097,284	1,120,081
Premises and equipment, net			40,670	41,088	42,343
Bank-owned life insurance			53,193	52,963	52,781
Other real estate owned			2,343	2,343	2,343
Other assets			34,802	27,605	20,777

Total Assets			$2,835,038	$2,781,208	$2,901,500

Liabilities and Shareholders' Equity
Noninterest-bearing deposits			$855,744	$903,334	$934,477
Interest-bearing deposits			1,700,453	1,591,249	1,618,698
Total deposits			2,556,197	2,494,583	2,553,175
Other borrowed funds			30,000	30,000	85,000
Long-term debt			-	-	-
Other liabilities			12,287	13,516	11,112
Total Liabilities			2,598,484	2,538,099	2,649,287

Shareholders' equity			236,554	243,109	252,213

Total Liabilities and Shareholders' Equity			$2,835,038	$2,781,208	$2,901,500

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date
	3rd Qtr 2022	2nd Qtr 2022	1st Qtr 2022	4th Qtr 2021	3rd Qtr 2021	2022	2021

EARNINGS SUMMARY
Net interest income	$19,771	$14,843	$12,665	$12,826	$14,296	$47,279	$43,243
Provision for loan losses	-	-	(1,500)	(750)	(550)	(1,500)	(1,300)
Total non-interest income	4,889	5,131	4,965	5,346	5,642	14,985	18,349
Total non-interest expense	12,127	11,913	11,739	11,337	11,550	35,778	34,753
Federal income tax expense	2,488	1,493	1,391	1,369	1,736	5,372	5,341
Net income	$10,045	$6,568	$6,000	$6,216	$7,202	$22,614	$22,798

Basic earnings per common share	$0.29	$0.19	$0.18	$0.18	$0.21	$0.66	$0.67
Diluted earnings per common share	$0.29	$0.19	$0.18	$0.18	$0.21	$0.66	$0.67

MARKET DATA
Book value per common share	$6.91	$7.10	$7.17	$7.41	$7.38	$6.91	$7.38
Tangible book value per common share	$6.91	$7.10	$7.17	$7.41	$7.38	$6.91	$7.38
Market value per common share	$9.26	$8.84	$9.01	$8.82	$8.03	$9.26	$8.03
Average basic common shares	34,251,792	34,253,846	34,254,772	34,229,664	34,190,264	34,253,459	34,192,916
Average diluted common shares	34,251,792	34,253,846	34,254,772	34,229,664	34,190,264	34,253,459	34,192,916
Period end common shares	34,251,485	34,253,147	34,253,962	34,259,945	34,189,799	34,251,485	34,189,799

PERFORMANCE RATIOS
Return on average assets	1.40%	0.92%	0.82%	0.85%	0.98%	1.05%	1.08%
Return on average equity	16.41%	10.80%	9.54%	9.84%	11.52%	12.23%	12.40%
Net interest margin (fully taxable equivalent)	2.86%	2.19%	1.85%	1.85%	2.04%	2.30%	2.18%
Efficiency ratio	49.18%	59.64%	66.59%	62.39%	57.93%	57.46%	56.42%
Full-time equivalent employees (period end)	316	315	311	311	318	316	318

ASSET QUALITY
Gross charge-offs	$46	$60	$35	$22	$22	$141	$102
Net charge-offs/(recoveries)	$(190)	$(15)	$(227)	$(107)	$(276)	$(432)	$(424)
Net charge-offs to average loans (annualized)	-0.07%	-0.01%	-0.08%	-0.04%	-0.09%	-0.05%	-0.04%
Nonperforming loans	$85	$90	$90	$92	$420	$85	$420
Other real estate and repossessed assets	$2,343	$2,343	$2,343	$2,343	$2,343	$2,343	$2,343
Nonperforming loans to total loans	0.01%	0.01%	0.01%	0.01%	0.04%	0.01%	0.04%
Nonperforming assets to total assets	0.09%	0.09%	0.08%	0.08%	0.10%	0.09%	0.10%
Allowance for loan losses	$14,821	$14,631	$14,616	$15,889	$16,532	$14,821	$16,532
Allowance for loan losses to total loans	1.30%	1.32%	1.33%	1.43%	1.45%	1.30%	1.45%
Allowance for loan losses to total loans (excluding PPP loans)	1.30%	1.32%	1.34%	1.49%	1.56%	1.30%	1.56%
Allowance for loan losses to nonperforming loans	17436.47%	16256.67%	16240.00%	17270.65%	3936.19%	17436.47%	3936.19%

CAPITAL
Average equity to average assets	8.52%	8.55%	8.62%	8.66%	8.48%	8.56%	8.73%
Common equity tier 1 to risk weighted assets (Consolidated)	16.72%	16.54%	16.92%	17.24%	17.43%	16.72%	17.43%
Tier 1 capital to average assets (Consolidated)	9.29%	9.13%	8.82%	8.72%	8.51%	9.29%	8.51%
Total capital to risk-weighted assets (Consolidated)	17.64%	17.47%	17.88%	18.32%	18.58%	17.64%	18.58%
Common equity tier 1 to risk weighted assets (Bank)	16.24%	16.04%	16.39%	16.70%	16.88%	16.24%	16.88%
Tier 1 capital to average assets (Bank)	9.02%	8.85%	8.55%	8.44%	8.24%	9.02%	8.24%
Total capital to risk-weighted assets (Bank)	17.16%	16.97%	17.35%	17.77%	18.02%	17.16%	18.02%
Common equity to assets	8.34%	8.74%	8.38%	8.67%	8.69%	8.34%	8.69%
Tangible common equity to assets	8.34%	8.74%	8.38%	8.67%	8.69%	8.34%	8.69%

END OF PERIOD BALANCES
Total portfolio loans	$1,138,645	$1,111,915	$1,101,902	$1,108,993	$1,136,613	$1,138,645	$1,136,613
Earning assets	2,727,924	2,655,706	2,802,498	2,803,853	2,768,507	2,727,924	2,768,507
Total assets	2,835,038	2,781,208	2,929,883	2,928,751	2,901,500	2,835,038	2,901,500
Deposits	2,556,197	2,494,583	2,582,297	2,577,958	2,553,175	2,556,197	2,553,175
Total shareholders' equity	236,554	243,109	245,602	254,005	252,213	236,554	252,213

AVERAGE BALANCES
Total portfolio loans	$1,124,950	$1,103,955	$1,092,673	$1,109,863	$1,182,633	$1,107,311	$1,302,181
Earning assets	2,746,975	2,724,714	2,788,254	2,780,236	2,804,157	2,753,200	2,671,417
Total assets	2,874,343	2,847,381	2,917,462	2,917,569	2,948,664	2,879,571	2,809,350
Deposits	2,586,165	2,537,111	2,569,315	2,564,961	2,605,043	2,564,259	2,465,858
Total shareholders' equity	244,857	243,352	251,600	252,606	249,994	246,578	245,211